Exhibit 10.1

Via Email

May 10, 2022

Ms. Kathy Vrabeck

Re: Revised Offer of Employment – Promotion to Chief Operating Officer

Dear Kathy:

On behalf of Beachbody, LLC (“Beachbody” or the “Company”), a wholly-owned subsidiary of The Beachbody Company, Inc., I am pleased to communicate your revised terms of employment and your promotion to Chief Operating Officer (“COO”) to the Company effective as of April 15, 2022 (the “Promotion Date”) which was officially ratified by the Board of Directors of the Company’s parent corporation as of May 10, 2022. Your position as COO will continue to report to the Chief Executive Officer.

This letter will revise and update certain terms of your offer of employment letter with the Company dated March 27, 2021 (along with any amendments or predecessors to such letter, the “Prior Letter”) which is attached hereto. Upon signing and agreeing to this letter below, the Prior Letter will still remain in full force and effect, except as modified herein.

You remain eligible to participate in Beachbody’s 2022 Bonus Plan for Exempt Employees (“BPE”). Your target opportunity shall be increased to 75% of your annual base salary (“Target Bonus”) and you must be employed at Beachbody on the date the incentive is paid (if any) in order to receive an award. The terms of the BPE are reviewed annually and will be communicated to you once they have been approved.

In connection with your promotion, you were granted 500,000 non-qualified stock options with an exercise price of $1.83 per option share, which represented the fair market value on April 18, 2022 (“Grant Date”) as approved by the Board of Directors of the Company’s parent corporation. The non-qualified options were granted pursuant to and are subject to the terms of Beachbody's 2021 Incentive Award Plan (the “Plan”), and to the terms of Beachbody’s then-current applicable form equity agreement, as of the Grant Date. The non-qualified options granted will vest annually over four (4) years (in equal installments of 25% each year over four years) on your Grant Date, with the initial 25% vesting twelve (12) months after your Grant Date. All vesting shall cease upon any termination of your employment. Should Beachbody implement an annual long-term incentive plan, you will be eligible to receive additional equity grants beginning in calendar year 2022 (expected to occur later this month) or at such later time that the plan is implemented.

All payments to you under your revised offer letter will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates are entitled to withholding any and all such taxes from amounts payable under this updated offer letter.

The terms of your existing Confidentiality and Non-Solicitation Agreement and Dispute Resolution Agreement with the Company, and all other policies of the Company, remain in full force and effect.

400 Continental Blvd., Suite 400, El Segundo, California 90245 (310) 883-9000

Kathy Vrabeck

Revised Offer of Employment

May 10, 2022 - Page 2

This revised offer letter does not constitute an employment agreement for a specified term. Your employment with Beachbody, like our other employees, will be “at-will,” permitting you or Beachbody to terminate the employment relationship at any time, for any lawful reason, with or without Cause or prior notice. Your at-will status can only be modified in writing and signed by both you and the Chief Executive Officer. By your signature on this letter, you acknowledge, understand and agree that the employment relationship is, and remains, at-will.

This letter will be governed by and interpreted in accordance with the laws of the State of California, without regard to the conflict of law rules thereof.

Very truly yours,

Blake T. Bilstad, Esq.

Chief Legal Officer & Corporate Secretary

I hereby accept the revisions to my Beachbody “at will” employment as described in this letter and understand that it does not constitute an employment contract.

Agreed to and accepted this 10th day of May, 2022

____/s/ Kathy Vrabeck______________________

Kathy Vrabeck

400 Continental Blvd., Suite 400, El Segundo, California 90245 (310) 883-9000

March 27, 2021

Kathy Vrabeck

RE: Offer of Employment

Dear Kathy,

On behalf of Beachbody, LLC (including any successor thereto, “Beachbody”), I am pleased to offer you employment, on a full-time basis, as Chief Strategy Officer commencing on April 26, 2021. In your position, you will report to the Chief Executive Officer.

Your base salary will be at the annualized rate of $525,000.00 payable in accordance with Beachbody’s regular payroll practices and procedures. This is an exempt position under federal and state law.

Once you have met each of the eligibility requirements, you will be entitled to participate in our comprehensive employee benefits package applicable to employees of Beachbody at your level. The terms and conditions of these benefits are set forth in the Beachbody Employee Guide and in summary plan descriptions. Attached is a brief summary of the various plans and benefits currently offered by Beachbody. You will be eligible for health care insurance (medical, dental and vision) for you and your beneficiaries at Beachbody’s expense, plus retirement benefits comparable to other employees of Beachbody at your level, subject to the terms of these plans and programs.

Currently, Beachbody offers a 401(k) savings plan with a 50% match (up to 6% of eligible salary), subject to the terms and conditions of the plan. You will be eligible for health care benefits and the 401(k) savings plan effective on the first day of the month following your start date. All of these benefits, and how much Beachbody or Beachbody’s employees pay for them, are subject to change from time to time at Beachbody’s sole discretion.

You are eligible to participate in Beachbody’s 2021 Bonus Plan for Exempt Employees (BPE). Your target opportunity is 67% of your annual base salary and you must be employed at Beachbody on the date the incentive is paid to receive an award. Your 2021 bonus, if any, will be prorated based on the time you are employed by Beachbody in the calendar year 2021. The terms of the BPE are reviewed annually and will be communicated to you once they have been approved.

You will be granted non-qualified options and/or restricted stock units as determined by the Beachbody Compensation Committee, with a grant-date fair value of approximately $2,300,000 in total, as soon as reasonably practicable following the closing of the proposed merger transaction between The Beachbody Company Group, LLC and Forest Road Acquisition Corp, subject to approval by the board of directors, but no later than June 30, 2021, provided the merger is approved and completed by such date. The applicable equity will be granted pursuant to and will be subject to the terms of Beachbody's (or its parent's) 2021 Incentive Award Plan (the “Plan”), and to the terms of Beachbody’s then-current applicable form equity agreement. The applicable equity granted will vest annually over four years (in

Kathy Vrabeck

Offer of Employment

March 26, 2021

equal installments of 25% each year over four years) on your anniversary date, with the first anniversary being twelve (12) months after your actual commencement of employment date. All vesting ceases upon any termination of your employment.

If your employment is terminated by Beachbody without Cause, or by you for Good Reason, then:

•
Beachbody will pay you an amount equal to 0.5 times your annual base salary (i.e., 6 months) in effect for the calendar year in which the termination date occurs (the “Severance”); provided, however, that in the event either such termination occurs on or within 12 months following a Change in Control (as defined in the Plan), then the Severance shall be an amount equal to 1.0 times your annual base salary (i.e., 12 months). The Severance will be paid in substantially equal installments in accordance with its normal payroll practices over the six-month (or 12-month, if such termination occurs on or within 12 months following a Change in Control) period following the termination date, but will commence on the first normal payroll date following the Release Effective Date (as defined below), and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon.

•
Beachbody will pay you, in a single lump sum no later than 60 days following the termination date, a cash amount equal to the sum of (i) six (or, if the termination occurs on or within 12 months following a Change in Control, twelve) times your estimated monthly COBRA premiums based on your elections in effect on the termination date, and (ii) an additional amount sufficient to pay any taxes that are directly imposed on such amount, if any.

Any severance payments and benefits will be conditioned upon your timely execution and non-revocation of Beachbody’s standard general release of all claims against Beachbody and related entities and persons.

For purposes hereof, the term “Cause” shall mean: (i) your misconduct or intentional actions that adversely affects or threatens to adversely affect Beachbody or its reputation in any material respect as determined in good faith by the CEO or Chairman or the Board of Beachbody; (ii) acts or threats of violence in any manner affecting Beachbody’s reputation or otherwise connected to your employment in any way; (iii) alcohol or substance abuse; (iv) wrongful destruction of Beachbody property; (v) theft, bribery or other illegal acts, or your indictment for the same, other than for minor traffic offenses; (vi) any act of fraud or personal dishonesty which relates to or involves Beachbody in any material way, including misrepresentation on your employment application or other materials provided in the course of seeking employment at Beachbody; (vii) unauthorized disclosure of confidential information of Beachbody; (viii) material violation of any written policy of Beachbody; or (ix) gross negligence of, or gross incompetence in, the performance of your duties for Beachbody as determined by a majority of votes from the board of directors.

For purposes hereof, “Good Reason” shall mean: (a) a material breach of this letter by Beachbody (including Beachbody’s failure to pay compensation when due to you); (b) relocation of the location where you work of more than 100 miles; (c) a material diminution in your titles, duties, authority, or responsibilities which will include, without limitation, a change in your reporting relationship from the Chief Executive Officer for any reason other than resulting from an acquisition of the company by an operating company that constitutes a Change of Control; or (d) without your approval, a reduction in your annual base salary or annual discretionary bonus opportunity, unless such reduction in either salary and/or

3301 Exposition Boulevard, Santa Monica, CA 90404 Tel: (310) 883-9000 Fax:(323) 967-5550 Beachbody.com

Kathy Vrabeck

Offer of Employment

March 26, 2021

discretionary bonus opportunity is applied proportionately to other members of the Beachbody executive team, and is made in the good faith belief that it is in the best interest of Beachbody. With respect to the acts or omissions set forth in this paragraph, (A) you shall provide the CEO, within 45 days after the date of the occurrence of any event that you know or should reasonably know to constitute Good Reason, with a written notice specifying in detail the basis for the termination of employment for Good Reason and the provision(s) under this letter on which such termination is based, (B) Beachbody shall have thirty (30) days to cure the matters specified in the notice delivered, and (C) if uncured, you must terminate your employment with Beachbody in writing within ninety (90) days thereafter in order for such termination to be considered to be for Good Reason.

All payments to you under this offer letter will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates are entitled to withholding any and all such taxes from amounts payable under this offer letter.

No amount that is deferred compensation subject to Section 409A of the Internal Revenue Code, as amended (the “Code”) shall be payable pursuant to this offer letter unless your termination of employment constitutes a “separation from service” from Beachbody within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Section 409A”). For purposes of Section 409A, your right to receive any installment payments under this offer letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

Notwithstanding the foregoing, no compensation or benefits, including without limitation any severance payments or benefits described above, shall be paid to you during the six-month period following your “separation from service” from Beachbody if Beachbody determines that paying such amounts at the time or times indicated in this offer letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), Beachbody shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

This offer of employment, and your continued employment at Beachbody, is contingent upon the satisfactory completion of reference/background checks. In addition, as a condition of employment, you will be required to execute a Confidentiality Agreement and a Dispute Resolution Agreement.

This offer letter does not constitute an employment contract. Your employment with Beachbody, like our other employees, will be “at-will,” permitting you or Beachbody to terminate the employment relationship at any time, for any lawful reason, with or without cause or prior notice. Your at-will status can only be modified in writing and signed by both you and the Chief Executive Officer. By your signature on this letter, you acknowledge, understand and agree that the employment relationship is at-will.

3301 Exposition Boulevard, Santa Monica, CA 90404 Tel: (310) 883-9000 Fax:(323) 967-5550 Beachbody.com

Kathy Vrabeck

Offer of Employment

March 26, 2021

I am very excited about the contribution you will make to this exciting enterprise. If you share my enthusiasm and these terms and conditions are satisfactory to you, please acknowledge and accept this offer by signing this letter and returning it to Helene Klein, Chief People Officer, via email at hklein@beachbody.com on or before March 31, 2021.

Very truly yours,

Carl Daikeler

Chief Executive Officer

Beachbody, LLC

I hereby accept the Beachbody “at will” employment offer as described in this letter and understand that it does not constitute an employment contract.

Agreed to and accepted this _____ day of ______________, 2021

__________________________

Kathy Vrabeck

3301 Exposition Boulevard, Santa Monica, CA 90404 Tel: (310) 883-9000 Fax:(323) 967-5550 Beachbody.com